Supplement to Symetra TrekSM Index-Linked Annuity
Supplement dated December 21, 2018
to Prospectus dated November 5, 2018

The minimum guaranteed Indexed Interest Cap will never be less than 2.00% during the surrender charge period or less than 1.00% thereafter. Accordingly, any disclosure in the prospectus regarding the minimum Indexed Interest Cap is revised as described above.

Appendix A: State Variations is deleted in its entirety and replaced with the following:

APPENDIX A: STATE VARIATIONS

The following information is a summary of the states where Symetra TrekSM Contracts or certain features and/or benefits vary from the Contract’s features and benefits as previously described in this prospectus. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract. Any state variations will be included in your Contract or in riders or endorsements attached to your Contract.

STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY
Arizona	See “Right To Examine” under the Section titled "Purchase”
If you reside in Arizona and you are 65 years of age or older on the Contract Date or your Contract is a replacement of another insurance or annuity contract, you may return the Contract within 30 days from the date you received it.

Delaware	See "Right To Examine" under the Section titled "Purchase"	If you reside in Delaware and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Florida	See "Right To Examine" under the Section titled "Purchase"
If you reside in Florida, you may return your Contract within 21 days from the date you received it. If your Contract is a replacement of another insurance or annuity contract, you may return it within 21 days from the date you received it.

Hawaii	See "Right To Examine" under the Section titled "Purchase"
If you reside in Hawaii and your Contract is a replacement of another insurance or annuity contract, you may return it within 10 days from the date you received it and receive a return of your Purchase Payment less any withdrawals. If your Contract is a replacement of another insurance or annuity contract and you return it within 11-30 days after you receive it, you will receive your Contract Value plus any fees or charges deducted under the Contract.

Idaho	See "Right To Examine" under the Section titled "Purchase"
If you reside in Idaho, you may return your Contract within 20 days from the date you received it. If your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.

Indiana	See "Right To Examine" under the Section titled "Purchase"	If you reside in Indiana and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Kansas	See "Right To Examine" under the Section titled "Purchase"	If you reside in Kansas and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Maryland	See "Terminal Illness Waiver" under the Section titled "Surrender Charge"
The second sentence of the first paragraph under the section titled Terminal Illness Waiver is replaced with the following:

For you to rely on this waiver, we must receive an eligible attending physician's certification regarding your illness and life expectancy and stating that your illness began after the Contract Date.

LPC-1686 12/18

STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY
See "Account Statements" under the Section titled "Other Information"
The section titled "Account Statements" is replaced with the following:

At least once each calendar year during the Accumulation Phase, we will send you an annual statement that will show (as of a date not more than two months prior to the mailing date of the statement) your Contract Value, any transactions made to your Contract during the year, any surrender charge deductions, the amount of the death benefit, and any Indexed Interest credited to your Indexed Accounts. On request, we will send you a current statement with the information described above.

Massachusetts	See "Right To Examine" under the Section titled "Purchase"	If you reside in Massachusetts and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
	Nursing Home Waiver	The nursing home waiver is not available in the state of Massachusetts.
	Terminal Illness Waiver	The terminal illness waiver is not available in the state of Massachusetts.
North Dakota	See "Right To Examine" under the Section titled "Purchase"	If you reside in North Dakota, you may return your Contract within 20 days from the date you received it.
Oklahoma	See "Right To Examine" under the Section titled "Purchase"	If you reside in Oklahoma and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Oregon		The Contract is not currently available for sale in the state of Oregon.
Rhode Island	See "Right To Examine" under the Section titled "Purchase"	If you reside in Rhode Island, you may return your Contract within 20 days from the date you received it.
Tennessee	See "Right To Examine" under the Section titled "Purchase"	If you reside in Tennessee and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Texas	See "Right To Examine" under the Section titled "Purchase"	If you reside in Texas, you may return your Contract within 20 days from the date you received it.
Washington	See "Right To Examine" under the Section titled "Purchase"	If you reside in Washington and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.

LPC-1686 12/18